Exhibit 5.1

September 29, 2015 Harvest Natural Resources, Inc. 1177 Enclave Parkway, Suite Houston, Texas 77077	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-2784 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as counsel to Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offering and sale from time to time by the selling stockholder listed in the prospectus (the “Prospectus”) forming a part of and included in the Registration Statement (defined below) under the heading “Selling Stockholder” of up to (i) 8,667,597 shares (the “Outstanding Registered Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), (ii) a warrant (the “Warrant”) to purchase 34,070,820 shares of Common Stock, and (iii) the 34,070,820 shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”) pursuant to the Prospectus contained in this Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit.

As counsel to the Company, we have examined such corporate records, certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we consider appropriate. We have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine and each individual who signed any of those documents had legal capacity and authority to do so; and (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents and all documents examined by us are duly authorized, executed and delivered by the parties thereto. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that (i) the Outstanding Registered Shares have been duly authorized and are validly issued, fully paid and non-assessable, (ii) the Warrant is validly issued and constitutes a legally binding obligation of the Company under the laws of the State of New York, and (iii) the Warrant Shares have been duly authorized, reserved for issuance and, upon the proper exercise of the Warrant in accordance with the terms and conditions thereof, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and reported decisions concerning such laws, and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In addition, the opinions expressed herein are subject to: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought. We expressly disclaim any obligation to

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Harvest Natural Resources, Inc. September 29, 2015 Page 2

advise you of any change in law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP